Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated September 9, 2015

Registration No. 333-202172

MARRIOTT INTERNATIONAL, INC.

2.875% Series O Notes due 2021

3.750% Series P Notes due 2025

PRICING TERM SHEET

Dated: September 9, 2015

2.875% Series O Notes due 2021

Issuer:	Marriott International, Inc.

Security:	2.875% Series O Notes due 2021

Aggregate Principal Amount:	$450,000,000

Maturity Date:	March 1, 2021

Coupon:	2.875%

Interest Payment Dates:	March 1 and September 1, commencing March 1, 2016

Price to Public:	99.755%

Benchmark Treasury:	1.375% due August 31, 2020

Benchmark Treasury Yield:	1.524%

Spread to Benchmark Treasury:	+ 140 bps

Yield to Maturity:	2.924%

Redemption Provisions:

The Series O Notes may be redeemed in whole or in part from time to time prior to February 1, 2021 (one month prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Series O Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest (not including accrued interest as of the redemption date) on the Series O Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (the yield to maturity of the United States Treasury security, selected by a primary U.S. government securities dealer, having a maturity comparable to the remaining term of the Series O Notes being redeemed) plus 25 basis points, plus, in each case, accrued and unpaid interest on the Series O Notes to the redemption date.

The Series O Notes may be redeemed in whole or in part from time to time on or after February 1, 2021 (one month prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to the redemption date.

Expected Settlement Date:	September 14, 2015 (T+3)

CUSIP:	571903 AN3

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated September 9, 2015.

Anticipated Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Senior Co-Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated Scotia Capital (USA) Inc. Deutsche Bank Securities Inc. SunTrust Robinson Humphrey, Inc. Goldman, Sachs & Co. PNC Capital Markets LLC

Co-Managers:

HSBC Securities (USA) Inc.

Citigroup Global Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

The Williams Capital Group, L.P.

Capital One Securities, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, U.S. Bancorp Investments, Inc. at 1-877-558-2607 or Wells Fargo Securities, LLC at 1-800-645-3751.

3.750% Series P Notes due 2025

Issuer:	Marriott International, Inc.

Security:	3.750% Series P Notes due 2025

Aggregate Principal Amount:	$350,000,000

Maturity Date:	October 1, 2025

Coupon:	3.750%

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2016

Price to Public:	98.876%

Benchmark Treasury:	2.00% due August 15, 2025

Benchmark Treasury Yield:	2.186%

Spread to Benchmark Treasury:	+ 170 bps

Yield to Maturity:	3.886%

Redemption Provisions:

The Series P Notes may be redeemed in whole or in part from time to time prior to July 1, 2025 (three months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Series P Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest (not including accrued interest as of the redemption date) on the Series P Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (the yield to maturity of the United States Treasury security, selected by a primary U.S. government securities dealer, having a maturity comparable to the remaining term of the Series P Notes being redeemed) plus 25 basis points, plus, in each case, accrued and unpaid interest on the Series P Notes to the redemption date.

The Series P Notes may be redeemed in whole or in part from time to time on or after July 1, 2025 (three months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to the redemption date.

Expected Settlement Date:	September 14, 2015 (T+3)

CUSIP:	571903 AP8

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated September 9, 2015.

Anticipated Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Senior Co-Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated Scotia Capital (USA) Inc. Deutsche Bank Securities Inc. SunTrust Robinson Humphrey, Inc. Goldman, Sachs & Co. PNC Capital Markets LLC

Co-Managers:

HSBC Securities (USA) Inc.

Citigroup Global Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

The Williams Capital Group, L.P.

Capital One Securities, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, U.S. Bancorp Investments, Inc. at 1-877-558-2607 or Wells Fargo Securities, LLC at 1-800-645-3751.